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                                                                    EXHIBIT 21-1

                     CKE RESTAURANTS, INC. AND SUBSIDIARIES

                            PARENTS AND SUBSIDIARIES

William P. Foley II, Chairman of the Board and Chief Executive Officer, owned of record and beneficially, at March 31, 1995, 4,780,752 shares of the Company's Common Stock, representing approximately 26.3 percent of the Company's total shares outstanding and may be considered a "parent" of the company as such term is defined by the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Set forth below is a list of all the Company's subsidiaries as of January 30, 1995:

                                                               CONTROL BY
                                    JURISDICTION OF     -------------------------
       NAME OF SUBSIDIARY            INCORPORATION      REGISTRANT     SUBSIDIARY
- --------------------------------    ---------------     ----------     ----------
Carl Karcher Enterprises, Inc.         California           100%
Boston Pacific, Inc.                   California           100%